Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of General Finance Corporation of our report dated September 24, 2010 relating to the June 30, 2010 and 2009 consolidated financial statements of General Finance Corporation and the financial statement schedule listed in Item 15(a) appearing in the Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2010.
/s/ Crowe Horwath LLP
Sherman Oaks, California
September 24, 2010